Exhibit 99.1


       The Cheesecake Factory Reports Record Financial Results for the Fiscal Quarter Ended April 1, 2003


    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--April 21, 2003--The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported record net income and diluted net income per share for the fiscal quarter ended April 1, 2003. Compared to the same quarter last year, net income and diluted net income per share increased 20% and 19%, respectively, to $12.6 million and $0.25.
    "For the first quarter of fiscal 2003, our Company achieved strong increases in net income and diluted net income per share in spite of severe winter weather that affected the majority of our restaurants during February and March," said David Overton, Chairman and CEO. "We experienced the President's Day blizzard on the East Coast; ice storms in Texas; heavy rains in California; and the unexpected blizzard in Colorado. We estimate that total restaurant sales were impacted by $2.5 - $2.9 million during the quarter due to weather, coupled with the shift in Easter and associated spring break schedules from the first quarter last year to the second quarter this year. As a direct result, our comparable restaurant sales decreased by approximately 2% during the quarter. Had we not experienced the sales impact from these factors, our comparable restaurant sales would have been up slightly for the quarter. It is important to remember that, unlike most national restaurant chains, we do not rely on media advertising or discounting to drive short-term sales increases for our upscale casual dining concepts. Instead, we rely on our 25-year reputation with consumers for excellence in food, service, ambiance and value to sustain our industry-leading sales productivity metrics. We believe this is the best long-term competitive strategy for our concepts.
    "We reiterate our goal to open as many as 14 new Cheesecake Factory restaurants during fiscal 2003," said Overton. Two restaurants were opened during the first quarter (Edison, NJ and Littleton, CO). During the second quarter, two more restaurants are planned to open (Nyack, NY in mid-May and Overland Park, KS in late June). Five restaurants are planned for openings during the latter half of the third quarter, and five restaurants are planned for openings during the first half of the fourth quarter. "Due to the nature of the leased spaces that we select for our upscale restaurants and their highly customized layouts, it is not easy to predict, by quarter, the exact timing of our restaurant openings and their associated preopening costs," commented Overton. "Having said that, we remain committed to achieving our full-year restaurant growth plan for 2003."
    During the first quarter, sales continued to build at all three of the Company's Grand Lux Cafe restaurants. "Sales averaged over $400,000 per week during the quarter for our Grand Lux Cafe located at the Venetian in Las Vegas," said Overton. "Average weekly sales for our second Grand Lux Cafe in Los Angeles were up 10% during the quarter, and sales for our third Grand Lux Cafe in downtown Chicago are now annualizing over $10 million. We are continuing to fine-tune our menu and operating systems to prepare the concept for future expansion."
    Bakery sales to other foodservice operators, retailers and distributors were $7.7 million for the quarter ended April 1, 2003 compared to a record-setting $12.6 million reported for the same quarter last year which, in turn, was up 54% compared to the first quarter of fiscal 2001. "We previously commented that bakery sales for the first half of fiscal 2003 were expected to be less than the same period last year due to a very difficult comparison," said Overton. During the first quarter last year, bakery sales were unusually high as a result of the initial inventory pipeline fills for new relationships with the largest warehouse club operator and a national retailer. "So far this year, shipments to our large bakery customers have been tracking less than we originally expected," commented Overton. "However, we currently expect our absolute bakery sales to sequentially increase to the $10 million range for the upcoming second quarter, primarily driven by our expanded relationship with SYSCO Corporation that we announced in February this year. Initial sales of The Dream Factory(R) and SYSCO Supreme(R) products to SYSCO are in line with our expectations. We expect sales to SYSCO to gradually increase during the remainder of the year."
    For planning purposes and to allow additional time for the Company to comply with the new reporting and disclosure regulations for public companies, the Company currently plans to release its quarterly results and hold its investor conference calls for the next two quarters on the following dates:


Quarter Ending    Release Date & Time               Conference Call
                                                     Date & Time
----------------------------------------------------------------------
July 1, 2003     July 22, 2003 - 4:15 PM Eastern   July 22, 2003 -
                                                    5:00 PM Eastern
Sept.  30, 2003  Oct. 21, 2003 - 4:15 PM Eastern   Oct. 21, 2003 -
                                                    5:00 PM Eastern

    The investor conference calls will be broadcast live over the Internet at www.thecheesecakefactory.com. Listeners should select the "Audio Webcasts" option under the "Investor" section of the Company's website. An archived webcast will also be available.
    The Cheesecake Factory Incorporated operates 61 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $15.78. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates three upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago and Las Vegas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. In particular, forward-looking statements regarding the Company's restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company's control. Forward-looking statements regarding the number and timing of the Company's planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company's control, including factors that are under the control of government agencies, landlords and others. Forward-looking statements regarding bakery sales are subject to a number of risks and uncertainties, including (but not limited to) the purchasing plans of the Company's large-account bakery customers and the Company's ability to obtain and retain such customers. Forward-looking statements speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission.


         The Cheesecake Factory Incorporated and Subsidiaries
                  Consolidated Financial Statements
   (unaudited; in thousands, except per share and statistical data)

                                   13 Weeks Ended     13 Weeks Ended
Consolidated Statements of         April 1, 2003      April 2, 2002
 Operations
-------------------------------- ------------------ ------------------
Revenues:                         Amounts  Percents  Amounts  Percents
                                 --------- -------- --------- --------
  Restaurant sales               $165,176     95.6% $137,637     91.6%
  Bakery sales to other
   foodservice
    operators, retailers and
     distributors                   7,684      4.4%   12,597      8.4%
                                 --------- -------- --------- --------
     Total revenues               172,860    100.0%  150,234    100.0%
                                 --------- -------- --------- --------
Costs and expenses:
  Restaurant cost of sales (1)     38,845     22.5%   33,420     22.3%
  Bakery cost of sales (2)          3,638      2.1%    6,081      4.1%
  Labor expenses                   55,844     32.3%   46,262     30.8%
  Other operating expenses         39,777     23.0%   34,025     22.6%
  General and administrative
   expenses                         8,686      5.0%    7,559      5.0%
  Depreciation and amortization
   expenses                         6,546      3.8%    5,179      3.4%
  Preopening costs                  1,518      0.9%    2,686      1.8%
                                 --------- -------- --------- --------
      Total costs and expenses    154,854     89.6%  135,212     90.0%
                                 --------- -------- --------- --------
Income from operations             18,006     10.4%   15,022     10.0%
Interest income, net                  857      0.5%      996      0.6%
Other income, net                     794      0.5%      411      0.3%
                                 --------- -------- --------- --------
Income before income taxes         19,657     11.4%   16,429     10.9%
Income tax provision                7,018      4.1%    5,865      3.9%
                                 --------- -------- --------- --------
Net income                        $12,639      7.3%  $10,564      7.0%
                                 ========= ======== ========= ========

Basic net income per share          $0.25              $0.22
                                 =========          =========
Basic weighted average shares
 outstanding                       50,032             48,249
                                 =========          =========

Diluted net income per share        $0.25              $0.21
                                 =========          =========
Diluted weighted average shares
 outstanding                       51,412             50,699
                                 =========          =========

Notes:
-------------------------------
(1) Consists of restaurant food, beverage and dessert costs.
(2) Consists of ingredient, packaging and supply costs.


Selected Consolidated Balance         April 1, 2003  December 31, 2002
 Sheet Information
-------------------------------- ------------------ ------------------
Cash and cash equivalents                   $7,297            $11,033
Investments and marketable
 securities                                117,006            103,453
Total assets                               481,122            463,842
Total liabilities                           87,858             84,278
Stockholders' equity                       393,264            379,564

                                     13 Weeks Ended     13 Weeks Ended
Supplemental Statistics               April 1, 2003      April 2, 2002
-------------------------------- ------------------ ------------------
Comparable restaurant sales %
 change                                       -2.0%               2.1%
Restaurant cost of sales % of
 restaurant sales                             23.5%              24.3%
Bakery cost of sales % of bakery
 sales                                        47.3%              48.3%
Restaurants opened during period                 2                  3
Restaurants open at period-end                  65                 54
Restaurant operating weeks                     835                677


    CONTACT: The Cheesecake Factory Incorporated, Calabasas Hills
             Jane Vallaire, 818/871-3000